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                                   Exhibit 11

                               Option Care, Inc.

                   Statement re:  Computation of Per Share Earnings
                         (in thousands, except per share data)

                                             1997           1996           1995
                                          ---------      ----------     ---------

Net income (loss).....................     $( 2,097)      $ (20,256)    $   2,988
                                          =========      ==========     =========


Shares issued and outstanding.........       10,571          10,415        10,436

Weighted average shares issued........           84              79             9

Weighted average shares retired.......          ---             ---           (14)
                                          ---------       ---------     ---------

Weighted average common shares
  outstanding.........................       10,655          10,494        10,431
                                          ---------       ---------    ---------

Additional shares included assuming
  exercise of stock options using
  treasury stock method...............         ---              ---            69

Weighted average common and
  common equivalent shares............      10,655           10,494        10,500
                                        ==========        =========     =========


Net income (loss) per common shares
  outstanding (basic).................  $    (0.20)       $   (1.93)     $   0.29
                                        ==========        =========     =========

Net income (loss) per common and
  common equivalent shares (diluted)..  $    (0.20)       $   (1.93)     $   0.28
                                        ==========        =========     =========


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